Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (October 25, 2010) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced net income available to common shareholders of $1,535,000 or $0.37 per share ($0.37 diluted) for the quarter ended September 30, 2010, compared to the $831,000 or $0.21 per share ($0.21 diluted) earned in the third quarter of 2009; an increase of 85 percent. For the first nine months of 2010, net income available to common shareholders was $4,381,000 or $1.07 per share ($1.07 diluted), compared to $1,620,000 or $0.40 per share ($0.40 diluted) for the same period in 2009.

The increase in earnings for the current quarter and year-to-date periods compared to 2009 was primarily the result of an increase in net interest income of $1,769,000 or 29 percent and $5,907,000 or 35 percent, respectively. The increase in net interest income was driven primarily by lower rates paid on deposit products, which reflected record lows for short-term market interest rates. Net interest income was also favorably impacted by a larger average volume of interest earnings assets, principally business loans and investment securities.  The provision for loan losses for the current nine month period decreased $573,000 or 23 percent compared to 2009. The provision in the prior year included the impact of a large provision for an impaired real estate loan that was later classified to the foreclosed real estate portfolio. The $2,192,000 or 12 percent increase in noninterest expense for the current nine month period was primarily the result of increased carrying costs and loss provisions for foreclosed real estate, and increased carrying costs for impaired loans compared to 2009.  The $1,411,000 increase in income tax expense for the current nine month period compared to 2009 was primarily the result of a significant increase in pretax income. Additionally, the prior year included a one-time $242,000 tax benefit associated with restructuring employee benefit plans.

On September 30, 2010, total assets were approximately $952 million, representing an $82 million or 9 percent increase above September 30, 2009.  Compared to one year ago, asset growth occurred primarily in the investment securities portfolio.  So far this year loan demand has been sluggish in response to the prolonged economic slowdown and the continuing high rate of unemployment, while deposit growth has remained steady as investors sought the safety of FDIC insured deposit products. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

In other news, on October 12, 2010, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.08 per common share, payable on or before November 9, 2010 to shareholders of record on October 26, 2010. Including the dividend that was just declared, cash dividends for 2010 will total $0.25 per share. The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income	$11,218	$10,382	$32,693	$29,634
Interest expense	3,298	4,231	9,847	12,695
Net interest income	7,920	6,151	22,846	16,939
Provision for loan losses	560	600	1,910	2,483
Noninterest income	1,617	1,557	4,914	4,601
Gain on sale of loans held for sale	177	191	538	761
Gain on sale of securities	-	-	108	291
Noninterest expense	6,941	6,148	20,267	18,075
Income before income taxes (benefit)	2,213	1,151	6,229	2,034
Provision (benefit) for income taxes	433	75	1,113	(298)
Net income	1,780	1,076	5,116	2,332
Preferred stock dividends and discount accretion	245	245	735	712
Net income available to common shareholders	$1,535	$831	$4,381	$1,620
Basic and diluted earnings per common share	$0.37	$0.21	$1.07	$0.40

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	September 30,	December 31,	September 30,
	2010	2009	2009
Cash and short term investments	$25,575	$26,179	$11,658
Investment securities	240,820	178,454	186,847
Loans	646,166	647,143	639,470
Allowance for loan losses	(6,602)	(7,175)	(6,514)
Net loans	639,564	639,968	632,956
Premises and equipment, net	10,898	11,223	11,535
Other assets	34,724	37,007	26,831
Total assets	$951,581	$892,831	$869,827

Deposits	$795,131	$722,957	$712,975
Borrowed funds	69,401	92,748	79,590
Other liabilities	8,614	5,114	4,715
Shareholders’ equity	78,435	72,012	72,547
Total liabilities and shareholders' equity	$951,581	$892,831	$869,827

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2010	2010	2010	2009	2009	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2010	2009
Earnings and Per Share Data
(in thousands, except per share data)
Net income available to common shareholders	$1,535	$1,380	$1,466	$857	$831	$4,381	$1,620
Basic and diluted earnings per common share	$0.37	$0.34	$0.36	$0.21	$0.21	$1.07	$0.40
Cash dividends paid per common share	$0.08	$0.06	$0.03	$0.03	$0.03	$0.17	$0.23
Book value per common share	$15.08	$14.63	$14.05	$13.60	$13.77	$15.08	$13.77
Average common shares outstanding	4,097	4,083	4,077	4,064	4,051	4,086	4,036
Average diluted common shares outstanding	4,106	4,094	4,077	4,064	4,051	4,090	4,036

Performance Ratios (%)
Return on average assets (4)	0.76	0.72	0.77	0.50	0.50	0.75	0.38
Return on average equity (4)	9.11	8.65	9.33	6.05	6.12	9.03	4.47
Return on average realized equity (1)(4)	9.70	9.04	9.74	6.32	6.28	9.49	4.57
Net interest margin (2)	3.75	3.76	3.69	3.53	3.15	3.74	3.05
Efficiency ratio (3)	68.1	71.6	64.9	68.8	73.6	68.3	76.9

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.20	1.22	0.11	0.36	0.15	0.51	0.15
Allowance for loan losses to total loans	1.03	0.99	1.19	1.11	1.02	1.03	1.02
Nonperforming assets to total loans
and other real estate	3.32	3.55	4.30	5.33	3.98	3.32	3.98

Capital Ratios (%)
Average equity to average assets	8.37	8.30	8.26	8.35	8.17	8.31	8.46
Tier 1 leverage capital ratio	8.98	9.10	9.13	9.11	9.14	8.98	9.14
Tier 1 risk-based capital ratio	12.46	12.24	12.03	11.83	11.86	12.46	11.86
Total risk-based capital ratio	13.45	13.18	13.18	12.90	12.84	13.45	12.84

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2) net interest income (tax-equivalent) as a percentage of average interest earning assets
(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4) annualized for the periods presented

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